UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2022

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina		27560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On April 12, 2022, Liquidia Corporation, a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. (“BofA Securities”), as representative of the several underwriters named therein (collectively, the “Underwriters”), in connection with its previously announced sale of 11,274,510 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), which amount includes 1,470,588 shares sold pursuant to the Underwriters’ option to purchase additional shares, which was exercised in full on April 14, 2022, pursuant to a registration statement on Form S-3 (File No. 333-251394), filed with the United States Securities and Exchange Commission (the “SEC”) on December 16, 2020, and which was declared effective by the SEC on December 23, 2020, and the prospectus contained therein, as supplemented by the prospectus supplement dated April 12, 2022 (the “Prospectus Supplement”), in an underwritten registered public offering at an offering price of $5.10 per Share (the “Offering”). The Underwriters purchased the shares from the Company at a price of $4.80675 per share.

The Offering closed on April 18, 2022, and the Company received net proceeds of approximately $53.7 million from the sale of the Shares, after deducting the underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the Offering for ongoing commercial development of YUTREPIA (treprostinil) inhalation powder (“YUTREPIA”), formerly known as LIQ861, for continued development of YUTREPIA in other clinical trials, including but not limited to trials for WHO Group 3 patients and pediatric patients, for pre-clinical pipeline activities and for general corporate purposes. The Company’s management will retain broad discretion over the allocation of the net proceeds.

The Company will pay estimated expenses of the Offering equal to approximately $500,000. The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities. In addition, subject to certain exceptions, the Company and its officers and directors have agreed not to offer, sell, transfer or otherwise dispose of any shares of Common Stock during the 90-day period following the date of the Prospectus Supplement.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

A copy of the legal opinion and consent of DLA Piper LLP (US) relating to the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

The full text of the press release issued on April 12, 2022, announcing the proposed Offering, the press release issued on April 12, 2022, announcing the pricing of the Offering, and the press release issued on April 18, 2022, announcing the closing of the Offering, are attached as Exhibits 99.1, 99.2 and 99.3 hereto, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit

1.1	Underwriting Agreement by and between Liquidia Corporation and BofA Securities, Inc., as representative of the underwriters named therein, dated April 12, 2022.
5.1	Opinion of DLA Piper LLP (US).
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
99.1	Press Release of Liquidia Corporation, dated April 12, 2022.
99.2	Press Release of Liquidia Corporation, dated April 12, 2022.
99.3	Press Release of Liquidia Corporation, dated April 18, 2022.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 18, 2022	Liquidia Corporation

	By:	/s/ Michael Kaseta
		Name:	Michael Kaseta